EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $7.2 MILLION
RAPIDLY RESPONDING TO EVOLVING IMPACTS OF THE NOVEL CORONAVIRUS

NOVATO, CA, April 20, 2020 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $7.2 million in the first quarter of 2020, compared to $9.1 million in the fourth quarter of 2019 and $7.5 million in the first quarter of 2019. Diluted earnings per share were $0.53 in the first quarter of 2020 compared to $0.66 in the prior quarter and $0.54 in the same quarter last year. Net income reflected a $2.2 million provision for loan losses related to the economic uncertainties of the COVID-19 pandemic as well as typical first quarter increases in non-interest expenses. The provision for loan losses negatively impacted diluted earnings per share by approximately $0.12. Partially offsetting the downward pressure on earnings were gains on investment securities sales and accelerated discount accretion from the early call on an investment security, which positively impacted diluted earnings per share by approximately $0.07.

During the first quarter, Bank of Marin was actively engaged in responding to the COVID-19 pandemic. All branches remain open to serve our customers and local communities, with modified hours and strict social distancing protocols in place as well as a maximum of two customers allowed in a branch at one time. To protect the health of everyone, many employees are working remotely, travel restrictions are in effect, and cleaning protocols have been enhanced across all locations.

We announced in March the waiver of all ATM and overdraft fees, and the cancellation of early withdrawal penalties for time certificate of deposits when allowed by law. We are providing payment relief for 120 days to borrowers with hardship requests, have reduced interest rate floors on mostly commercial Prime Rate based loans and are participating in the Small Business Administration’s ("SBA's") Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security ("CARES") Act. In addition, we have suspended our share repurchase program.

"We want to extend our sincere best wishes to all those directly fighting the Coronavirus in Northern California and across the country," said Russell A. Colombo, President and Chief Executive Officer. "Bank of Marin is focusing its capital, liquidity, financial strength and expertise on the broad-based solutions required to respond to this crisis," Colombo continued. "Thanks to the success of our pandemic response plan and the tireless work of our staff, we are prepared to support our communities as long as they need us.”

Bancorp also provided the following highlights from the first quarter of 2020:

•
Loans totaled $1,843.9 million at March 31, 2020, compared to $1,843.3 million at December 31, 2019, an increase of $574 thousand. Loan originations of $29.8 million and line utilization increases of $28.9 million were mostly offset by payoffs of $51.7 million.

•
Our loan portfolio exposure to industries most affected by the shelter-in-place order includes 10.4% retail properties and businesses, 4.6% wine-related businesses and 2.7% hospitality. Transportation, dental, recreation and entertainment combined represent less than 1.5% of the total portfolio. Loans to these customers are generally secured by real estate with low loan-to-value ratios and strong guarantors.

•
As of April 14, 2020, the Bank had received approximately $322 million loan relief requests for conversion to interest only or payment deferral. Ninety-three percent of the total requests were secured by real estate with loan-to-value ratios averaging less than 45%, and $129 million were linked to industries most impacted by the shelter-in-place order.

•
Prior to receiving approval to participate in the Payroll Protection Program, we put in place a system, team and process to begin accepting and reviewing applications. To date, we have received approximately 1,300 applications for an estimated total of $350 million. We were able to submit and receive SBA approval for a meaningful portion of those applications prior to SBA’s suspension of the program due to funds being fully allocated. We continue to internally process customer applications and remain poised to submit them for approval as soon as the program is restarted.

•
Total deposits decreased $29.4 million in the first quarter to $2,307.1 million. Non-interest bearing deposits represented 49% of total deposits in the first quarter and have been at or near this level since the beginning of 2018. The cost of average deposits decreased to 0.21% in the first quarter, compared to 0.23% in the fourth quarter of 2019. In addition to our stable deposit base, cash and investments of $736.3 million, which accounted for 27.3% of total assets, provide substantial liquidity.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans represented only 0.09% of the Bank's loan portfolio at March 31, 2020. A $2.2 million provision for loan losses and $102 thousand provision for losses on off-balance sheet commitments were recorded in the first quarter of 2020 to take into account the impact of the COVID-19 pandemic.

•
All capital ratios were above regulatory requirements. The total risk-based capital ratio for Bancorp was 15.3% at March 31, 2020, compared to 15.1% at December 31, 2019. Tangible common equity to tangible assets was 11.7% at March 31, 2020, compared to 11.3% at December 31, 2019 (refer to footnote 3 on page 6 for a definition of this non-GAAP financial measure).

•
Because of our continued profitability, the Board of Directors declared a cash dividend of $0.23 per share on April 17, 2020. This represents the 60th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on May 8, 2020, to shareholders of record at the close of business on May 1, 2020.

Loans and Credit Quality

Loans increased by $574 thousand in the first quarter and totaled $1,843.9 million at March 31, 2020. Loan originations for the three months ended March 31, 2020 and March 31, 2019 were $29.8 million and $34.0 million, respectively. Loan payoffs were $51.7 million in the first quarter of 2020 and $26.1 million in the same quarter last year. Payoffs in the first quarter consisted largely of loans whereby underlying assets were sold, including construction loans, and planned payoffs expected to refinance elsewhere as part of risk concentration management. Commitment line utilization contributed to the overall increase in loans in the first quarter.

Non-accrual loans totaled $1,632 thousand, or 0.09% of the loan portfolio at March 31, 2020, compared to $226 thousand, or 0.01% at December 31, 2019, and $719 thousand, or 0.04% a year ago. Classified loans totaled $12.1 million at March 31, 2020, compared to $9.9 million at December 31, 2019 and $14.8 million at March 31, 2019. There were no loans classified doubtful at March 31, 2020, December 31, 2019, or March 31, 2019. Accruing loans past due 30 to 89 days totaled $1,315 thousand at March 31, 2020, compared to $1,481 thousand at December 31, 2019 and $2,194 thousand a year ago.

In accordance with the accounting relief provisions of the CARES Act, the Bank has postponed the adoption of the current expected credit losses (“CECL”) accounting standards, primarily due to the impact the COVID-19 pandemic is having on the economy and the lack of reasonable and supportable economic forecasts. Had we adopted CECL as of January 1, 2020, the increase to our allowance for loan losses would have ranged from 5% to 15% of the amount recorded at December 31, 2019, which did not consider potential COVID-19 pandemic related impacts.

Under the existing incurred loss model we adjusted certain qualitative factors, taking into account the uncertain impacts of the pandemic, and recorded a $2.2 million loan loss provision in the first quarter of 2020. There was a $500 thousand provision for loan losses recorded in the fourth quarter and no provision for loan losses recorded in the first period last year. Net recoveries were $7 thousand in the first quarter of 2020, compared to net charge-offs of $63 thousand for the prior quarter and $4 thousand in the first quarter a year ago. The ratio of loan loss reserves to loans, including acquired loans, was 1.02% at March 31, 2020, 0.90% at December 31, 2019, and 0.89% at March 31, 2019.

Investments

The investment securities portfolio increased from $569.7 million at December 31, 2019 to $580.0 million at March 31, 2020. During the first quarter 2020, we sold $26.6 million short duration agency residential mortgage-backed securities subject to increasing prepayment speeds, which resulted in a gain of $800 thousand, and purchased $54.9 million longer-duration high credit quality bonds.

Deposits

Total deposits were $2,307.1 million at March 31, 2020, compared to $2,336.5 million at December 31, 2019. The $29.4 million decrease during the first quarter primarily resulted from normal cash fluctuations in some of our large business accounts. The average cost of deposits in the first quarter of 2020 was 0.21%, a decrease of 2 basis points from the prior quarter.

Operating Leases

Operating lease right-of-use assets increased $11.2 million and operating lease liabilities increased $11.1 million in the first quarter of 2020 as compared to the prior quarter. These changes reflect modified lease terms for our existing headquarters office and a new lease agreement for one of our retail branches.

Earnings

"The pandemic has resulted in lower interest rates, higher volatility and some deterioration in household, business, and market conditions that will impact all of us in the coming quarters," said Tani Girton, EVP and Chief Financial Officer. "The strength of Bank of Marin’s relationship banking model, underlying operations and expense discipline positions us well to navigate the challenges ahead."

Net interest income totaled $24.1 million in the first quarter of 2020, compared to $23.9 million in the prior quarter and $23.8 million a year ago. The $225 thousand increase from the prior quarter was primarily related to higher average earning asset balances, $436 thousand accelerated accretion on an investment security call and lower deposit rates, partially offset by lower yields on loans and one less day in the quarter. The $273 thousand increase from the comparative quarter a year ago was reflective of higher average loan balances, accelerated accretion on the called bond and one more day of interest, partially offset by lower yields on loans and higher deposit balances and rates.

The tax-equivalent net interest margin was 3.88% in the first quarter, 3.82% in the prior quarter, and 4.02% in the first quarter of 2019. The same factors that drove changes in net interest income accounted for the differences in net interest margin between the quarters. Accelerated accretion on the called investment security added 7 basis points to the first quarter margin.

In response to the evolving risks to economic activity posed by the COVID-19 pandemic, the Federal Reserve Open Market Committee ("FOMC") made two emergency cuts totaling 150 basis points to the federal funds rate in March. This will put downward pressure on our asset yields and net interest margin with the full effect to be seen in future quarters.

Non-interest income totaled $3.1 million in the first quarter of 2020, $2.3 million in the prior quarter, and $1.8 million in the same quarter a year ago. The increase of $802 thousand from the prior quarter was primarily due to $800 thousand in gains from the sale of investment securities. The $1.3 million increase from the same quarter a year ago was attributed primarily to the gains on investment security sales, higher wealth management and trust service income, annual dividend on bank-owned life insurance investments, and several small changes in other income in the first quarter of 2020. In addition, there were $283 thousand non-refundable costs for underwriting two bank-owned life insurance policies in the same quarter a year ago.

Non-interest expense increased $2.2 million to $15.5 million in the first quarter of 2020, from $13.3 million in the prior quarter. The increase was primarily due to $1.7 million higher salaries and benefits expense typical in the first quarter of the year related to January resets of 401K matching and payroll taxes, 2019 bonus accrual true-ups, 401K matching on bonus payments, and stock-based compensation, which included $388 thousand for participants meeting retirement eligibility criteria. In addition, deferred costs declined due to the lower level of loan originations and there were four additional full-time equivalent staff in the first quarter. Occupancy and equipment expense was up $136 thousand primarily due to common area maintenance adjustments and there was a $102 thousand provision for losses on off-balance sheet loan commitments in the first quarter.

First quarter non-interest expense decreased $59 thousand from the same quarter last year. Decreases in data processing costs of $229 thousand (mostly attributed to the digital platform conversion) and the absence of Federal Deposit Insurance Corporation ("FDIC") deposit insurance expense as the FDIC Deposit Insurance Fund reserve exceeded its billing threshold were partially offset by higher salaries and benefits related to merit increases and occupancy and equipment expense mentioned above.

Share Repurchase Program

During the quarter, Bancorp repurchased 92,664 shares totaling $3.2 million. Bancorp's $25.0 million share repurchase program originally announced by the Board April 23, 2018 and subsequently extended to February 28, 2020 expired with cumulative purchases of 561,355 shares totaling $23.5 million. The new $25.0 million share repurchase program approved by the Board on January 24, 2020, began subsequent to the February 28, 2020 expiration, and was suspended on March 20, 2020 in response to the COVID-19 pandemic. Repurchases under the new program were 58,526 shares totaling $1.8 million. The program will be monitored with the opportunity to reinstitute when the Board deems appropriate.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its first quarter earnings call via webcast on Monday, April 20, 2020 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.7 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as wildfires and earthquakes), pandemics such as COVID-19 and the economic impact caused directly by the disease and by government responses thereto, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2020
(dollars in thousands, except per share data; unaudited)	March 31, 2020	December 31, 2019	March 31, 2019
Quarter-to-Date
Net income	$7,228	$9,079	$7,479
Diluted earnings per common share	$0.53	$0.66	$0.54
Return on average assets	1.09%	1.37%	1.19%
Return on average equity	8.54%	10.75%	9.54%
Efficiency ratio	56.79%	50.84%	60.62%
Tax-equivalent net interest margin [1]	3.88%	3.82%	4.02%
Cost of deposits	0.21%	0.23%	0.18%
Net (recoveries) charge-offs	$(7)	$63	$4
Net (recoveries) charge-offs to average loans	—%	—%	—%
At Period End
Total assets	$2,697,738	$2,707,280	$2,534,076
Loans:
Commercial and industrial	$264,405	$246,687	$237,646
Real estate:
Commercial owner-occupied	306,371	308,824	310,588
Commercial investor-owned	930,479	946,317	878,494
Construction	63,425	61,095	72,271
Home equity	116,968	116,024	124,512
Other residential	135,929	136,657	117,558
Installment and other consumer loans	26,283	27,682	31,469
Total loans	$1,843,860	$1,843,286	$1,772,538
Non-performing loans: [2]
Commercial and industrial	$—	$—	$309
Real estate:
Commercial investor-owned	942	—	—
Home equity	633	168	346
Installment and other consumer loans	57	58	64
Total non-accrual loans	$1,632	$226	$719
Classified loans (graded substandard and doubtful)	$12,056	$9,934	$14,811
Total accruing loans 30-89 days past due	$1,315	$1,481	$2,194
Allowance for loan losses to total loans	1.02%	0.90%	0.89%
Allowance for loan losses to non-performing loans	11.57x	73.86x	21.99x
Non-accrual loans to total loans	0.09%	0.01%	0.04%
Total deposits	$2,307,110	$2,336,489	$2,178,629
Loan-to-deposit ratio	79.9%	78.9%	81.4%
Stockholders' equity	$345,940	$336,788	$320,664
Book value per share	$25.50	$24.81	$23.26
Tangible common equity to tangible assets [3]	11.7%	11.3%	11.4%
Total risk-based capital ratio - Bank	14.4%	14.6%	13.9%
Total risk-based capital ratio - Bancorp	15.3%	15.1%	14.9%
Full-time equivalent employees	296	290	296
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $11.1 million, $11.3 million and $14.0 million at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.
[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $34.6 million, $34.8 million and $35.5million at March 31, 2020, December 31, 2019, and March 31, 2019, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At March 31, 2020, December 31, 2020 and March 31, 2019

(in thousands, except share data; unaudited)	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash, cash equivalents and restricted cash	$156,274	$183,388	$51,639
Investment securities
Held-to-maturity, at amortized cost	131,140	137,413	152,845
Available-for-sale (at fair value; amortized cost $431,519, $423,923 and $442,386 at March 31, 2020, December 31, 2019 and March 31, 2019 respectively)	448,868	432,260	442,885
Total investment securities	580,008	569,673	595,730
Loans, net of allowance for loan losses of $18,884, $16,677 and $15,817 at March 31, 2020, December 31, 2019 and March 31, 2019 respectively	1,824,976	1,826,609	1,756,721
Bank premises and equipment, net	5,708	6,070	7,237
Goodwill	30,140	30,140	30,140
Core deposit intangible	4,471	4,684	5,349
Operating lease right-of-use assets	22,225	11,002	12,465
Interest receivable and other assets	73,936	75,714	74,795
Total assets	$2,697,738	$2,707,280	$2,534,076

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,130,460	$1,128,823	$1,076,382
Interest bearing
Transaction accounts	137,802	142,329	130,001
Savings accounts	167,210	162,817	180,758
Money market accounts	776,271	804,710	680,806
Time accounts	95,367	97,810	110,682
Total deposits	2,307,110	2,336,489	2,178,629
Borrowings and other obligations	185	212	309
Subordinated debentures	2,725	2,708	2,657
Operating lease liabilities	23,726	12,615	14,349
Interest payable and other liabilities	18,052	18,468	17,468
Total liabilities	2,351,798	2,370,492	2,213,412

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,565,969, 13,577,008 and 13,786,808 at March 31 2020, December 31, 2019 and March 31, 2019, respectively	127,684	129,058	137,125
Retained earnings	207,328	203,227	184,793
Accumulated other comprehensive income (loss), net of taxes	10,928	4,503	(1,254)
Total stockholders' equity	345,940	336,788	320,664
Total liabilities and stockholders' equity	$2,697,738	$2,707,280	$2,534,076

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2020	December 31, 2019	March 31, 2019
Interest income
Interest and fees on loans	$20,887	$21,123	$20,695
Interest on investment securities	4,165	3,543	4,097
Interest on federal funds sold and due from banks	332	567	139
Total interest income	25,384	25,233	24,931
Interest expense
Interest on interest-bearing transaction accounts	66	78	77
Interest on savings accounts	16	18	18
Interest on money market accounts	971	1,033	764
Interest on time accounts	161	154	119
Interest on borrowings and other obligations	2	2	47
Interest on subordinated debentures	49	54	60
Total interest expense	1,265	1,339	1,085
Net interest income	24,119	23,894	23,846
Provision for loan losses	2,200	500	—
Net interest income after provision for loan losses	21,919	23,394	23,846
Non-interest income
Service charges on deposit accounts	451	462	479
Wealth Management and Trust Services	504	501	438
Debit card interchange fees, net	360	386	380
Merchant interchange fees, net	73	78	87
Earnings on (cost of) bank-owned life insurance	275	226	(60)
Dividends on FHLB stock	208	208	196
Gains (losses) on sale of investment securities, net	800	—	(6)
Other income	449	457	257
Total non-interest income	3,120	2,318	1,771
Non-interest expense
Salaries and related benefits	9,477	7,827	9,146
Occupancy and equipment	1,663	1,527	1,531
Depreciation and amortization	526	527	556
Federal Deposit Insurance Corporation insurance	2	7	179
Data processing	786	775	1,015
Professional services	544	431	586
Directors' expense	174	180	179
Information technology	250	243	259
Amortization of core deposit intangible	213	222	222
Provision for losses on off-balance sheet commitments	102	—	129
Other expense	1,732	1,587	1,726
Total non-interest expense	15,469	13,326	15,528
Income before provision for income taxes	9,570	12,386	10,089
Provision for income taxes	2,342	3,307	2,610
Net income	$7,228	$9,079	$7,479
Net income per common share:
Basic	$0.53	$0.67	$0.54
Diluted	$0.53	$0.66	$0.54
Weighted average shares:
Basic	13,525	13,521	13,737
Diluted	13,656	13,703	13,924
Comprehensive income:
Net income	$7,228	$9,079	$7,479
Other comprehensive income (loss)
Change in net unrealized gains or losses on available-for-sale securities included in net income	9,812	(2,018)	3,939
Reclassification adjustment for (gains) losses on available-for-sale securities in net income	(800)	—	6
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	110	117	101
Subtotal	9,122	(1,901)	4,046
Deferred tax expense (benefit)	2,697	(558)	1,198
Other comprehensive income (loss), net of tax	6,425	(1,343)	2,848
Comprehensive income	$13,653	$7,736	$10,327

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$99,362	$332	1.32%	$136,320	$566	1.63%	$22,690	$139	2.45%
Investment securities [2,3]	556,897	4,266	3.06%	530,596	3,625	2.73%	619,562	4,191	2.71%
Loans [1,3,4]	1,833,180	21,066	4.55%	1,804,667	21,276	4.61%	1,756,316	20,887	4.76%
Total interest-earning assets [1]	2,489,439	25,664	4.08%	2,471,583	25,467	4.03%	2,398,568	25,217	4.21%
Cash and non-interest-bearing due from banks	40,844			39,882			30,947
Bank premises and equipment, net	5,939			6,326			7,512
Interest receivable and other assets, net	118,909			112,895			104,685
Total assets	$2,655,131			$2,630,686			$2,541,712
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$138,395	$66	0.19%	$145,237	$79	0.22%	$127,733	$77	0.24%
Savings accounts	163,439	16	0.04%	164,664	17	0.04%	180,355	18	0.04%
Money market accounts	760,616	971	0.51%	725,192	1,033	0.57%	673,137	764	0.46%
Time accounts including CDARS	96,157	161	0.67%	97,302	154	0.63%	113,389	119	0.43%
Borrowings and other obligations [1]	358	2	1.81%	226	2	2.80%	7,414	47	2.55%
Subordinated debentures [1]	2,715	49	7.19%	2,698	54	7.79%	2,647	60	9.05%
Total interest-bearing liabilities	1,161,680	1,265	0.44%	1,135,319	1,339	0.47%	1,104,675	1,085	0.40%
Demand accounts	1,119,975			1,129,068			1,086,947
Interest payable and other liabilities	33,045			31,270			32,163
Stockholders' equity	340,431			335,029			317,927
Total liabilities & stockholders' equity	$2,655,131			$2,630,686			$2,541,712
Tax-equivalent net interest income/margin [1]		$24,399	3.88%		$24,128	3.82%		$24,132	4.02%
Reported net interest income/margin [1]		$24,119	3.83%		$23,894	3.78%		$23,846	3.98%
Tax-equivalent net interest rate spread			3.64%			3.56%			3.81%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2020 and 2019.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.